Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-3

(Form Type)

Stoke Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	Rule 457(c)	10,843,681(2)	$14.87(3)	$161,245,536.47	$0.0001476	$23,799.85

Total Offering Amounts							$23,799.85

Total Fee Offsets							—

Net Fee Due							$23,799.85

(1)

Represents the shares of Common Stock, par value $0.0001 per share (the “Common Stock”) of Stoke Therapeutics, Inc. (the “Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)	Consists of an aggregate of 10,843,681 shares of the Registrant’s Common Stock.
(3)

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $14.87, the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on June 7, 2024.